Exhibit 4.1

THE PURCHASE RIGHTS EVIDENCED BY THIS WARRANT AGREEMENT AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON EXERCISE OF SUCH PURCHASE RIGHTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.

GENPREX, INC.

WARRANT AGREEMENT

July 27, 2018

THIS CERTIFIES THAT, for value received, Cancer Revolution LLC or its successors and permitted assigns pursuant to the terms hereof (the “Warrantholder”), is entitled to purchase from Genprex, Inc., a Delaware corporation (the “Company”), subject to the terms set forth below, four hundred twenty-five thousand (425,000) fully paid and non-assessable shares (subject to adjustment as provided herein) (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $5.00 in cash per Warrant Share (the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.  The term “Warrant Agreement” as used herein shall refer to this Warrant Agreement, as the same may be amended or amended and restated.

1.Exercise Period.  Subject to the terms and conditions of this Warrant Agreement, the purchase rights evidenced by this Warrant Agreement may be exercised, in whole or in part, at any time and from time to time following September 24, 2018 and before the earlier to occur of (a) the consummation of an Extraordinary Transaction (as defined herein) and (b) 5:00 p.m.  (Central Time) on the five-year anniversary of the date of this Warrant Agreement (each of (a) and (b), the “Expiration Date”).

2.Exercise.

(a)Cash Exercise.  The purchase rights evidenced by this Warrant Agreement may be exercised by the Warrantholder, in whole or in part, by the surrender of this Warrant Agreement (with a duly completed and executed notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”)) at the principal office of the Company, accompanied by the payment to the Company, in cash, by wire transfer or by certified check payable to the Company, of an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares as to which the purchase rights evidenced by this Warrant Agreement are being exercised (which number of Warrant Shares shall be stated in the duly executed Notice of

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Exercise).  Upon receipt by the Company at such office of this Warrant Agreement and a duly executed Notice of Exercise in proper form for exercise, together with the aggregate Exercise Price due to the Company, the Warrantholder shall be deemed to have become, and shall be treated for all purposes as, the record holder of the number of the Warrant Shares as to which the purchase rights set forth in this Warrant Agreement have been so exercised (and such Warrant Shares shall be deemed, to the fullest extent permitted by law, to have been issued) immediately prior to the close of business on the date upon which the purchase rights evidenced by this Warrant Agreement are exercised as aforesaid.

(b)Cashless Exercise. In lieu of exercising the purchase rights evidenced by this Warrant Agreement by payment in cash by wire transfer or certified check pursuant to Section 2(a) above, the Warrantholder may elect to receive the number of Warrant Shares equal to the value of the purchase rights evidenced by this Warrant Agreement (or the portion thereof being exercised), by surrender of this Warrant Agreement to the Company, together with a duly completed and executed Notice of Exercise, in which event the Company shall issue to the Warrantholder Warrant Shares in accordance with the following formula:

X = Y(A-B)/A

where

X = The number of Warrant Shares to be issued to the Warrantholder;

Y = The number of Warrant Shares for which the purchase rights evidenced by this Warrant Agreement are being exercised;

A = The Fair Market Value of one share of the Company’s common stock (a “Share”); and

B = The Exercise Price.

For purposes of this Section 2(b), the “Fair Market Value” of a Share is defined as follows:

(i)

if the Company’s Common Stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the Shares on such exchange for the five (5) trading day period prior to the date the Notice of Exercise is submitted in connection with the exercise of the purchase rights evidenced by this Warrant Agreement;

(ii)

if the Company’s Common Stock is actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of the Shares for the five (5) trading day period prior to the date the Notice of Exercise is submitted in connection with the exercise of the purchase rights evidenced by this Warrant Agreement; or

(iii)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

(c)Certificates; Partial Exercise. In the event of any exercise of the purchase

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rights evidenced by this Warrant Agreement pursuant to this Section 2, the Company will use commercially reasonable efforts to execute and deliver a certificate or certificates evidencing the Warrant Shares so purchased to the Warrantholder within five (5) Business Days (as defined below) after the Company’s receipt of the Notice of Exercise and payment as described in this Section 2.  If the purchase rights evidenced by this Warrant Agreement are exercised in part only, unless the purchase rights evidenced by this Warrant Agreement have been fully exercised or expired, the Company shall use commercially reasonable efforts to deliver within such five (5) Business Day period to the Warrantholder a new Warrant Agreement evidencing the rights of the Warrantholder to purchase the balance of the Warrant Shares purchasable hereunder.  For purposes of this Warrant, “Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in New York, New York, are required to be open.

(d)Fractions of a Warrant Share.  The Company shall not be required to issue any fraction of a Warrant Share in connection with the exercise of the purchase rights evidenced by this Warrant Agreement pursuant to this Section 2.  At its option, the Company may pay to the Warrantholder, in lieu of any fraction of a Warrant Share resulting from the exercise of the purchase rights evidenced by this Warrant Agreement, an amount of cash equal to the product of (a) the applicable fraction of a Warrant Share multiplied by (b) the Fair Market Value of a share of Common Stock.

3.Exercise in Connection with an Extraordinary Transaction.

(a)Definitions.  For purposes of this Section 3, “Extraordinary Transaction” shall mean (i) a merger or consolidation in which the Company is a constituent corporation and the shares of Common Stock are converted, exchanged or cancelled, (ii) a conversion, reorganization or reclassification of the capital stock of the Company in which the shares of Common Stock are converted, exchanged or cancelled (other than a merger or consolidation provided in clause (i) hereof), (iii) a transaction or series of related transactions which constitute(s) a sale, lease or exchange of all or substantially all of the property and assets of the Company, including its goodwill and its corporate franchises, or (iv) a transaction or series of related transactions which constitute(s) a dissolution or liquidation of the Company.

(b)If there shall occur any Extraordinary Transaction, then, to the extent not previously exercised, the purchase rights evidenced by this Warrant Agreement shall expire and terminate upon the consummation of such Extraordinary Transaction.

(c)Notwithstanding any other provision of this Warrant Agreement, if an exercise of all or any portion of the purchase rights evidenced by this Warrant Agreement is to be made in connection with an Extraordinary Transaction, the exercise of all or any portion of the purchase rights evidenced by this Warrant Agreement may, at the election of the Warrantholder, be conditioned upon the consummation of such Extraordinary Transaction, in which case, such exercise shall not be deemed to be effective until immediately prior to the consummation of such Extraordinary Transaction.

4.Stock Fully Paid; Reservation of Warrant Shares.  The Company covenants and agrees that all Warrant Shares from time to time issuable upon exercise of the purchase rights evidenced by this Warrant Agreement have been duly authorized and, when issued upon such

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exercise, shall be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Company hereby covenants and agrees that the Company will, at all times through the Expiration Date, reserve and keep available out of its aggregate authorized but unissued shares of Common Stock, the number of Warrant Shares deliverable upon the exercise of the purchase rights evidenced by this Warrant Agreement.

5.Adjustment.  The number of Warrant Shares purchasable upon the exercise of the purchase rights evidenced by this Warrant Agreement shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, the number of Warrant Shares to be received by the Warrantholder upon exercise of the purchase rights evidenced by this Warrant Agreement shall be appropriately adjusted such that the proportion of the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement to the total number of outstanding shares of Common Stock immediately prior to such subdivision or combination is equal to the proportion of the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement to the total number of outstanding shares of Common Stock immediately after such subdivision or combination.

(b)In the case the Company shall hereafter declare a dividend or distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement shall be increased by dividing such number by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such record date, and (ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on such record date and (y) the total number of shares of Common Stock constituting such dividend or distribution.  If any dividend or distribution of the type described in this Section 5(b) is declared but not so paid or made, the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement shall again be adjusted to the number of Warrant Shares that would be issuable upon exercise of the purchase rights evidenced by this Warrant Agreement if such dividend or distribution had not been declared.

(c)The Company will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such lawful action as may be necessary or appropriate in order to protect the rights of the Warrantholder under this Section 5 against impairment.

6.Notices of Record Dates and Adjustments.

(a)If at any time prior to the full exercise or expiration of the purchase rights evidenced by this Warrant Agreement, (i) an Extraordinary Transaction shall occur or (ii) the

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Company shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in any securities of the Company other than shares of Common Stock (including, but not limited to, any other class of capital stock or debt securities), then in each such event, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up, sale or Extraordinary Transaction. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.

(b)Whenever an adjustment is required pursuant to Section 5, the Company shall, within thirty (30) days after such adjustment, deliver a certificate signed by its chief executive officer or chief financial officer to the Warrantholder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and number of Warrant Shares (or other securities) purchasable upon exercise of the purchase rights evidenced by this Warrant Agreement after giving effect to such adjustment.

7.Legend.  Each certificate evidencing Warrant Shares issued upon exercise of this Warrant shall bear the following legend substantially in the form set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.”

8.Rights as Stockholder.  Notwithstanding any other provision of this Warrant Agreement, prior to the proper exercise of the purchase rights evidenced by this Warrant Agreement by the Warrantholder in accordance with the terms of this Warrant Agreement, no Warrantholder, as such, shall be entitled to vote or receive dividends or distributions or be deemed the holder of Warrant Shares, nor shall anything contained herein be construed to confer upon the Warrantholder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof (or by written consent in lieu of any such meeting), or to receive notice of meetings, or to receive dividends or distributions or otherwise.  Upon the proper exercise of the purchase rights evidenced by this Warrant Agreement in accordance with the terms of this Warrant Agreement, the Warrantholder shall for all purposes be deemed to have become the holder of record of the Warrant Shares represented thereby on, and such certificate shall be dated as of, the date upon which the purchase rights evidenced by this Warrant Agreement are exercised with respect to such Warrant Shares in accordance with the terms hereof.

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9.Modification and Waiver.  The Company may change, waive, discharge, terminate or amend any provision of this Warrant Agreement with the consent of Warrantholder.

10.Termination.  The purchase rights evidenced by this Warrant Agreement shall terminate on the Expiration Date.  Notwithstanding the foregoing, the purchase rights evidenced by this Warrant Agreement will terminate on any earlier date when all of the purchase rights evidenced by this Warrant Agreement have been exercised.

11.Notices.  Any notice required to be given or delivered to the Warrantholder or the Company shall be sent by certified or registered mail, postage prepaid, or by overnight courier, to such Warrantholder at its address indicated on the signature page of this Agreement or as shown on the books and records of the Company or to the Company at the address indicated on the signature page of this Warrant.  All such notices shall be effective on the day following the date such notice is deposited in the mails or with such overnight courier, as the case may be, in each case addressed as aforesaid, unless otherwise provided herein.

12.Restrictions on Assignment; Transfer of Shares.

(a)This Warrant Agreement, the purchase rights evidenced by this Warrant Agreement and the Warrant Shares issued upon the exercise of the purchase rights evidenced by this Warrant Agreement (collectively, the “Securities”) shall not be assigned, sold, pledged, transferred or otherwise disposed of except in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.  None of the Securities shall be transferred unless and until: (i) the Company has received the opinion of counsel for the Warrantholder that the Securities may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement relating to the offer and sale of the Securities has been filed by the Company and declared effective by the Commission and compliance with applicable state securities law has been established.

(b)In addition to the foregoing, the Warrantholder agrees that such Warrantholder will not (i) sell, transfer, assign, pledge or hypothecate any of the Securities from the date hereof up to and including September 24, 2018 (the “Lock-Up Period”), or (ii) cause any of the Securities to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Securities.  If during the last 17 days of the Lock-Up Period, (x) the Company issues an earnings release or material news or a material event relating to the Company occurs, or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Section 12(b) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or material event, as applicable.

(c)In addition to the requirements set forth in Section 12(a) and Section 12(b), in order to make any permitted assignment, the Warrantholder must deliver to the Company the assignment form attached hereto duly executed and completed, together with this Warrant Agreement and payment of all transfer taxes, if any, and upon compliance with the

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requirements of Section 12(a) and Section 12(b), payable in connection therewith. The Company shall within ten (10) business days after receipt of such assignment form and payment, if any, transfer this Warrant Agreement on the books of the Company and shall execute and deliver a new Warrant Agreement or Warrant Agreements of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Warrant Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

13.Binding Effect on Successors.  To the fullest extent permitted by law, and except as otherwise provided in this Warrant Agreement, this Warrant Agreement shall be binding upon any entity succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the covenants and agreements of the Company shall inure to the benefit of the successors and permitted assigns of the Warrantholder.  This Warrant Agreement shall be binding upon and inure to the benefit of the Company and the Warrantholder and their respective successors and permitted assigns.

14.Lost Warrant Agreement.  The Company covenants to the Warrantholder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant Agreement and, in the case of any such loss, theft or destruction, upon receipt of the Warrantholder’s unsecured indemnification agreement, or in the case of any such mutilation upon surrender and cancellation of this Warrant Agreement, the Company will make and deliver a new Warrant Agreement in lieu of the lost, stolen, destroyed or mutilated Warrant Agreement.

15.Governing Law.  This Warrant Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware (without regard to any conflict of laws principle that would apply the law of another jurisdiction), whether as to its validity, construction, capacity, performance or otherwise.

16.Consent to Jurisdiction.  ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS, IN EACH CASE, LOCATED IN THE CITY OF AUSTIN, TEXAS, AND TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRRBVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  TO THE FULLEST EXTENT PERMITTED BY LAW, IN ANY SUCH ACTION, SUIT OR PROCEEDING, SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OTHER ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGT IN AN INCONVENIENT FORUM.

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17.Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS WARRANT AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Warrant Agreement is executed as of the date first written above.

COMPANY:

GENPREX, INC.

/s/ RODNEY VARNER

Name: Rodney Varner

Title: Chief Executive Officer

Address:

1701 Trinity Street

Suite 3.322

Austin, TX 78712

ACCEPTED AND AGREED:

WARRANTHOLDER:

CANCER REVOLUTION LLC

By: /s/ VIET LY

Name: Viet Ly

Title: General Partner

Address:

5400 Carillon Point Rd

Building 5000 4th Floor

Kirkland, WA 98033

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EXHIBIT A

NOTICE OF EXERCISE

Date:

To:Genprex, Inc.

1701 Trinity Street

Suite 3.322

Austin, TX 78712

1.Notice of Exercise or Conversion; Exercise Price.  The undersigned Warrantholder, pursuant to that certain Warrant Agreement dated June __, 2018 (the “Warrant Agreement”), of Genprex, Inc., a Delaware corporation (the “Company”), in favor of the Warrantholder, hereby elects irrevocably (check and complete one of the following):

___

to exercise the purchase rights evidenced by the Warrant Agreement with respect to ______ shares of Common Stock (each a “Share” and collectively, the “Shares”), and the Warrantholder hereby makes payment of $____ (at the rate of $____ per Share) in cash in payment of the Exercise Price pursuant to the terms and conditions of the Warrant Agreement;

or

___	to convert its right to purchase ___ Shares under the Warrant Agreement for ______ Shares, as determined in accordance with the following formula:

X = Y(A-B)/A

where

X = The number of Shares to be issued to the Warrantholder;

Y = The number of Shares for which the purchase rights evidenced by the Warrant Agreement are being exercised;

A = The Fair Market Value of one Share, which is equal to $_____; and

B = The Exercise Price, which is equal to $______ per share; and

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

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2.Issuance of Shares.  The Company will issue and register (a) the Shares as to which the purchase rights evidenced by this Warrant Agreement are exercised in accordance with the instructions given below and (b), if applicable, a new Warrant Agreement representing the number of Shares for which the purchase rights evidenced by this Warrant Agreement have not been converted.

Name:     ____________________________

    (Print in Block Letters)

Address:  ____________________________

    ____________________________

    ____________________________

WARRANTHOLDER:

By:

Name:

Title:

Signature Guaranteed____________________________________

NOTICE: The signature to this Notice of Exercise must correspond with the name as written upon the face of the Warrant Agreement without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

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[Form to be used to assign Purchase Warrant]

ASSIGNMENT

(To be executed by the registered Warrantholder to effect a transfer of the Warrant Agreement and the purchase rights evidenced by the Warrant Agreement):

FOR VALUE RECEIVED, __________________ does hereby sell, assign and transfer unto ____________________ the right to purchase shares of common stock, par value $0.001 per share, of Genprex, Inc., a Delaware corporation (the “Company”), evidenced by the Warrant Agreement and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: __________, 20__

By:

Name:

Title:

Signature Guaranteed ___________________________

NOTICE: The signature to this form must correspond with the name as written upon the face of the Warrant Agreement without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

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